UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2004
Commission file Number: 0-17321

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TOR MINERALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

___________

Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson
Corpus Christi, Texas 78402
(Address of principal executive offices and zip code)

(361) 883-5591
(Registrant's telephone number, including area code)

___________

ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

Exhibit 99

TOR MINERALS INTERNATIONAL ANNOUNCES

SECOND QUARTER FINANCIALS

Corpus Christi, Texas August 4, 2004 -- TOR Minerals International (NASDAQ: TORM) producer of natural titanium dioxide pigments and specialty aluminas today announced that for the second quarter ended June 30, 2004 it earned $ 190,000 as compared with a profit of $329,000 in the second quarter of 2003. Results for the six months ended June 30, 2004 were a profit of $431,000 against a profit of $435,000 for the first half of 2003. Sales for the six month period were $12,390,000 as against $9,902,000 a year earlier, an increase of 25% and sales for the quarter were $6,386,000 compared to $5,506,000 for the second quarter of 2003.

Richard Bowers, President and C.E.O said that the Company experienced unusual difficulty supplying pigment feedstock to its Corpus Christi facility due to a scarcity of space in the dry bulk, ocean vessel, charter market. As a consequence TOR was forced to ship containers of feedstock to Corpus Christi at a very high cost for two months of the quarter. TOR also supplied some North American customers by shipping finished pigment from its Malaysian plant, again at a higher cost than normal. Additionally, the Company did not make anticipated shipments of synthetic rutile to third party customers during the quarter for the same reason -- lack of bulk cargo space. Mr. Bowers said that the delayed synthetic rutile shipments would take place in the last half of the year and that bulk delivery of pigment feedstock, sufficient for eight months production, was received at Corpus Christi July 4th. He said that he believed the shipping problem would not be repeated. He further stated that sales continued to grow significantly and that he anticipated gross revenues for the third quarter of 2004 to exceed $9,000,000.

Based in Corpus Christi, Texas, TOR Minerals manufactures pigments in Texas, Malaysia, and the Netherlands which are marketed worldwide

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346

Tables Follow

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004		2003
NET SALES	$ 6,386		$ 5,506	$ 12,390		$ 9,902
Cost of products sold	4,748		4,003	9,233		7,289
GROSS MARGIN	1,638		1,503	3,157		2,613
GROSS MARGIN %	25.6%		27.3%	25.5%		26.4%
Selling, administrative and general	1,327		1,091	2,530		2,021
OPERATING INCOME	311		412	627		592
OTHER INCOME (EXPENSE):
Interest income	1		-	2		-
Interest expense	(61)		(65)	(79)		(122)
Other, net	(29)		(1)	(33)		(2)
INCOME BEFORE INCOME TAX	222		346	517		468
Taxes	32		17	86		33
NET INCOME	$ 190 ====		$ 329 ====	$ 431 ====		$ 435 ====
Earnings per common share:
Basic	$ 0.02		$ 0.05	$ 0.05		$ 0.06
Diluted	$ 0.02		$ 0.05	$ 0.05		$ 0.06
Weighted average common shares and equivalents outstanding:
Basic	7,777		7,086	7,688		6,986
Diluted	8,039	(1)	7,181	7,993	(2)	7,158

(1) 170,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

(2) 146,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
June 30, 2004 and December 31, 2003
(in thousands)

	June 30, 2004 (Unaudited) ________	December 31, 2003 ________
ASSETS
Current assets	$ 13,164	$ 10,747
Property, plant and equipment, net	14,885	13,470
Goodwill, net	1,781	1,283
Other assets	-	42
Total Assets	________ $ 29,830 =======	________ $ 25,542 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$ 7,140	$ 7,978
Long-term debt, excluding current maturities	1,121	1,642
Deferred tax liability	61	-
Total Liabilities	________ 8,322	________ 9,620
Shareholders' equity	21,508	15,922
Total Liabilities & Shareholders' Equity	________ $ 29,830 =======	________ $ 25,542 =======

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 5, 2004	RICHARD BOWERS Richard Bowers President and CEO

Date: August 5, 2004	LAWRENCE W. HAAS Lawrence W. Haas Treasurer and CFO